EXHIBIT 99.1

Alta Mesa Announces Fourth Quarter & Full Year 2014 Financial Results and Operational Update

HOUSTON, March 26, 2015 (GLOBE NEWSWIRE) -- Alta Mesa Holdings, LP announced its financial results for the fourth quarter and full year of 2014 and provided highlights of its recent operations. A conference call to discuss these results is scheduled for today at 2 p.m. Central time (888-347-8149).

Financial and operational highlights of note for 2014 include the following:

  Adjusted EBITDAX totaled $261.4 million, up 11% from 2013
  Full year production totaled 6.7 MMBOE, or 18.4 MBOE/D
  Oil and liquids production totaled 4.3 MMBO, up 31% from 2013
  Oil and liquids increased to 64% of total production for 2014, up from 54% in 2013
  Proved reserves of 56.9 MMBOE at year-end 2014

Adjusted EBITDAX

Adjusted EBITDAX (a non-GAAP financial measure, defined below) for the fourth quarter of 2014 was $61.8 million, compared to $60.9 million for the fourth quarter of 2013. Adjusted EBITDAX for full-year 2014 was $261.4 million, up 11% compared to $236.4 million for full-year 2013. The change in adjusted EBITDAX between the annual periods is, in part, a result of increased production, the shift in production mix to oil and natural gas liquids, offset in part by lower average prices, increased operating and general and administrative costs. Adjusted EBITDAX for the first quarter of 2015 is estimated to be between $59 and $63 million.

Production

Production volumes for the fourth quarter of 2014 totaled 1.6 MMBOE, or an average of 17.8 MBOE/D, compared to 1.6 MMBOE or 17.5 MBOE/D for the fourth quarter of 2013. Production volumes for full-year 2014 totaled 6.7 MMBOE, or an average of 18.4 MBOE/D, compared to 6.1 MMBOE or 16.6 MBOE/D for full-year 2013. Alta Mesa's oil and natural gas liquids production was up 31% in 2014 compared to full year 2013 production. The increase in annual production is primarily a result of the successful and continued development in the Sooner Trend (up 203%) and Weeks Island (up 56%) assets. These production volumes include the effects of divestitures, most notably a portion of our Eagle Ford assets and all of our Deep Bossier assets. Production in 2014 was comprised of 56% oil, 36% natural gas and 8% natural gas liquids. Production for the first quarter of 2015 is expected to average between 18 and 22 MBOE/D.

Realized Revenue & Hedging

Oil and gas revenues for the fourth quarter of 2014 totaled $100.7 million, compared to $101.2 million for the fourth quarter of 2013. Oil and gas revenues for full-year 2014 totaled $440.6 million, up 12% compared to $392.6 million for full-year 2013. Realized prices for oil (including settlements of derivative contracts) for full year 2014 were $93.38 per barrel, compared to $100.67 per barrel in 2013. Realized prices for natural gas (including settlements of derivative contracts) for full year 2014 were $4.87 per MCF, compared to $5.14 per MCF in 2013. Alta Mesa has an active hedging program. As of 12/31/14, the Company had hedged approximately 78% of its forecasted proved developed producing production through 2018 at average annual floor prices ranging from $4.19 per MMbtu to $4.50 per MMbtu, and $80.00 per barrel to $89.16 per barrel.

Lease Operating Expenses

Total lease operating expenses for the fourth quarter of 2014, inclusive of production taxes, ad valorem taxes and workover expenses, were $25.7 million, compared to $25.5 million for the fourth quarter of 2013. Total lease operating expenses for full-year 2014, inclusive of production taxes, ad valorem taxes and workover expenses, were $111.0 million compared to $110.5 million for full-year 2013.

General and Administrative Expenses

General and administrative expenses for the fourth quarter of 2014 were $13.3 million compared to $14.9 million for the fourth quarter of 2013. General and administrative expenses for full-year 2014 were $69.2 million compared to $47.0 million for full-year 2013. The difference in general and administrative expenses between the annual periods was primarily the result of a one-time capital restructuring expenditure ($13.9 million), increased salary and benefits primarily for additional personnel, performance bonus and deferred compensation expense ($7.1 million), and one-time legal expense ($3.4 million).

Net Income (Loss)

Net Income for the fourth quarter of 2014 was $21.8 million, compared to a net loss of ($129.9) million for the fourth quarter of 2013. Net Income for full-year 2014 was $99.2 million, compared to net loss of ($153.7) million for full-year 2013. The difference in net income/(loss) between the annual periods is primarily due to a $68.2 million decrease in non-cash impairment expense, principally in natural gas producing assets, a $122.4 million gain in mark-to-market value of oil and natural gas derivative contracts and $90.2 million change on sale of assets sold in 2014, partially offset by $13.9 million one-time general and administrative expense related to capital restructuring.

Reserves for 2014

The following table represents the change in proved reserves for 2014 (MBOE):

Balance at 12/31/13	60,296
Production	(6,715)
Purchases in place	665
Discoveries and extensions	22,204
Sales of reserves in place	(13,223)
Revisions	(6,304)
Balance at 12/31/14	56,923

Reserves at the end of 2014 are comprised of 55% oil, 30% natural gas and 15% natural gas liquids. Approximately 52% are proved developed reserves, with approximately 48% being proved undeveloped.

Operational Highlights

Sooner Trend, Oklahoma:

Alta Mesa's assets in the Sooner Trend in Oklahoma are located in large mature oil fields with multiple pay zones at depths from approximately 2,000 feet to 7,500 feet. Activity in these fields is focused on horizontal drilling and multi-stage fracturing of the Meramec section of the Mississippian Lime and the Oswego Lime, as well as the definition of similar exploitation opportunities in the Woodford Shale, Hunton Lime, and other formations. The Company also maintains production in the historically principal field pay zones that had been unitized for water flooding. The Company continues to develop waterflood opportunities, including the use of horizontal wells. In 2014, the Company invested approximately $142 million in Sooner Trend, primarily in drilling over 40 horizontal wells. Capital expenditures for 2015 are expected to be approximately $84 million. The Company plans to maintain one to two rigs during 2015 targeting the Mississippian Lime, Hunton Lime, and other zones with horizontal drilling. Alta Mesa will also participate in other horizontal wells as a non-operator, primarily targeting the Oswego Lime, Meramec and Hunton Lime. Average daily production for the fourth quarter of 2014 was approximately 5,960 BOE/D. Alta Mesa produced approximately 1,730 MBOE net from the Sooner Trend area in 2014, up over 200% from 570 MBOE in 2013. As of 12/31/14, Alta Mesa had 28.2 MMBOE of proved reserves in this area (up from 17.3 MMBOE at 12/31/13), 75% of which is oil with 44% being classified as proved developed reserves.

Weeks Island Area, Louisiana:

Alta Mesa's assets in this area are comprised of the Weeks Island Field, located in Iberia Parish, the Cote Blanche Island Field in St. Mary Parish, and adjacent leasehold. Each of these is a historically-prolific oil field with multiple stacked pay zones that are structurally and stratigraphically trapped around a piercement salt dome, which the Company believes offer significant future opportunities for added production and reserves. Since mid-2011 Alta Mesa has continuously employed at least one drilling rig and one completion rig in Weeks Island to exploit its potential for development through new drilling, recompletions, and sidetracking out of existing wells. At year-end 2014, the average working interest in the 46 producing wells in Weeks Island was 97%. The Company purchased 100% working interest in the Cote Blanche Island Field effective July 1, 2014. During 2014, the Company invested approximately $100 million in this area and has allocated approximately $31 million of its 2015 capital expenditure budget for Weeks Island and Cote Blanche Island. Average daily production for the fourth quarter of 2014 was approximately 4,585 BOE/D. Alta Mesa produced 1,824 MBOE net to its interest from the fields in 2014, up from 1,170 MBOE, or 56%, in 2013. As of 12/31/14, Alta Mesa had 8.8 MMBOE of proved reserves in these fields, approximately 90% of which is oil with 60% being classified as proved developed reserves.

Eagle Ford Shale, Texas:

Alta Mesa's Eagleville field is located in Karnes County, Texas and produces from the Eagle Ford Shale. The wells are primarily operated by Murphy Oil. In March of 2014, the Company sold a portion of its Eagleville reserves for $173 million and retained a declining net profits interest in those wells which were producing as of 12/31/13 and 70% of its original working interest in all future drilling locations. During 2014, the Company invested approximately $50 million for this area and has allocated approximately $7 million of its 2015 capital expenditure budget to the Eagle Ford Shale area. Average daily production for the fourth quarter of 2014 was approximately 3,065 BOE/D. Alta Mesa produced approximately 1,010 MBOE net to its interest from the field in 2014. As of 12/31/14, Alta Mesa had 7.7 MMBOE of proved reserves in this field, 92% of which is oil with 33% being classified as proved developed reserves.

Conference Call Information

Alta Mesa invites you to listen to its conference call which will discuss its financial and operational results at 2:00 p.m., Central time, on Thursday, March 26, 2015. If you wish to participate in this conference call, dial 888-347-8149 (toll free in US/Canada) or 412-902-4228 (for International calls), five to ten minutes before the scheduled start time (note that no conference ID is needed). A webcast of the call and any related materials will be available on Alta Mesa's website at www.altamesa.net. Additionally, a replay of the conference call will be available for one week following the live broadcast by dialing 877-870-5176 (toll free in US/Canada) or 858-384-5517 (International calls), and referencing Conference ID # 10061094.

Alta Mesa Holdings, LP is a privately held company engaged primarily in onshore oil and natural gas acquisition, exploitation, exploration and production whose focus is to maximize the profitability of our assets in a safe and environmentally sound manner. We seek to maintain a portfolio of assets in plays with known resources where we identify a large inventory of lower risk drilling, development, and enhanced recovery and exploitation opportunities. Our core properties are located in Oklahoma, Louisiana and Texas. We maximize the profitability of our assets by focusing on sound engineering, enhanced geological techniques including 3-D seismic analysis, and proven drilling, stimulation, completion, and production methods. Alta Mesa Holdings, LP is headquartered in Houston, Texas.

Safe Harbor Statement and Disclaimer

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, regarding Alta Mesa's strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words "could", "should", "will", "play", "believe", "anticipate", "intend", "estimate", "expect", "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Alta Mesa's current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. These forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forward-looking statements may include statements about Alta Mesa's: business strategy; reserves quantities and the present value of our reserves; financial strategy, liquidity and capital required for our development program; future oil and natural gas prices; timing and amount of future production of oil and natural gas; hedging strategy and results; future drilling plans; marketing of oil and natural gas; leasehold or business acquisitions; costs of developing our properties; liquidity and access to capital; uncertainty regarding our future operating results; and plans, objectives, expectations and intentions contained in this press release that are not historical. We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development and production of oil and natural gas. These risks include, but are not limited to, commodity price volatility, low prices for oil and/or natural gas, global economic conditions, inflation, increased operating cost, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and other risks. Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reservoir engineers. Specifically, future prices received for production and costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates. Prices for oil or gas at their current levels after the severe decline in the second half of 2014 are currently below the average calculated for 2014, and sustained lower prices will cause the twelve month weighted average price to decrease over time as the lower prices are reflected in the average price, which may result in the estimated quantities and present values of our reserves being reduced. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we may issue. Except as otherwise required by applicable law, we disclaim duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this report.

Alta Mesa Holdings, LP and Subsidiaries
Consolidated Statements of Operations
(unaudited)

	Year Ended
	December 31,
	2014	2013	2012
	(dollars in thousands)
REVENUES
Oil	$ 347,842	$ 297,836	$ 221,800
Natural gas	65,002	61,350	57,575
Natural gas liquids	18,281	15,264	15,606
Other revenues	1,003	1,207	4,567
	432,128	375,657	299,548

Gain (loss) on sale of assets	87,520	(2,715)	—
Gain (loss) — oil and natural gas derivative contracts	96,559	(17,150)	19,751
TOTAL REVENUES	616,207	355,792	319,299
EXPENSES
Lease and plant operating expense	73,820	70,450	69,047
Production and ad valorem taxes	28,214	26,369	23,485
Workover expense	8,961	13,679	12,740
Exploration expense	61,912	33,065	21,912
Depreciation, depletion, and amortization expense	141,804	118,558	109,252
Impairment expense	74,927	143,166	96,227
Accretion expense	2,198	2,133	1,813
General and administrative expense	69,198	47,023	40,222
TOTAL EXPENSES	461,034	454,443	374,698
INCOME (LOSS) FROM OPERATIONS	155,173	(98,651)	(55,399)
OTHER INCOME (EXPENSE)
Interest expense	(55,812)	(55,188)	(41,932)
Interest income	15	124	99
Litigation settlement	—	—	1,250
TOTAL OTHER INCOME (EXPENSE)	(55,797)	(55,064)	(40,583)
INCOME (LOSS) BEFORE STATE INCOME TAXES	99,376	(153,715)	(95,982)
BENEFIT FROM (PROVISION FOR) STATE INCOME TAXES	(176)	—	107
NET INCOME (LOSS)	$ 99,200	$ (153,715)	$ (95,875)

Alta Mesa Holdings, LP and Subsidiaries
Consolidated Balance Sheets
(unaudited)

	December 31,	December 31,
	2014	2013
	(dollars in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 1,349	$ 6,537
Restricted cash	23,793	—
Accounts receivable, net	43,581	43,486
Other receivables	33,738	2,552
Prepaid expenses and other current assets	2,132	3,077
Derivative financial instruments	59,803	5,572
TOTAL CURRENT ASSETS	164,396	61,224
PROPERTY AND EQUIPMENT
Oil and natural gas properties, successful efforts method, net	686,176	691,770
Other property and equipment, net	11,505	9,100
TOTAL PROPERTY AND EQUIPMENT, NET	697,681	700,870
OTHER ASSETS
Long-term restricted cash	900	—
Investment in Partnership — cost	9,000	9,000
Deferred financing costs, net	8,100	10,943
Notes receivable	8,500	—
Advances to operators	619	6,863
Deposits and other assets	1,124	1,186
Derivative financial instruments	27,271	3,405
TOTAL OTHER ASSETS	55,514	31,397
TOTAL ASSETS	$ 917,591	$ 793,491
LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 117,560	$ 96,095
Current portion, asset retirement obligations	1,136	3,844
Derivative financial instruments	—	4,483
TOTAL CURRENT LIABILITIES	118,696	104,422
LONG-TERM LIABILITIES
Asset retirement obligations, net of current portion	61,736	52,179
Long-term debt	767,608	766,868
Notes payable to founder	24,540	23,331
Derivative financial instruments	—	4,486
Other long-term liabilities	6,457	2,312
TOTAL LONG-TERM LIABILITIES	860,341	849,176
TOTAL LIABILITIES	979,037	953,598
COMMITMENTS AND CONTINGENCIES (NOTE 11)
PARTNERS' CAPITAL (DEFICIT)	(61,446)	(160,107)
TOTAL LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)	$ 917,591	$ 793,491

Alta Mesa Holdings, LP and Subsidiaries
Consolidated Statement of Cash Flows
(unaudited - dollars in thousands)

	Year Ended December 31,
	2014	2013	2012
	(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$ 99,200	$ (153,715)	$ (95,875)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization expense	141,804	118,558	109,252
Impairment expense	74,927	143,166	96,227
Accretion expense	2,198	2,133	1,813
Amortization of loan costs	2,885	2,839	2,424
Amortization of debt discount	510	510	322
Dry hole expense	30,294	15,295	8,454
Expired leases	4,319	3,289	—
(Gain) loss — derivative contracts	(96,559)	17,150	(19,714)
Settlements of derivative contracts	9,493	18,177	35,848
Interest converted into debt	1,209	1,208	1,212
(Gain) loss on sale of assets	(87,520)	2,715	—
Changes in assets and liabilities:
Restricted cash unrelated to property divestiture	(106)	2,305	(2,305)
Accounts receivable	(95)	(2,771)	92
Other receivables	(5,686)	1,863	(1,609)
Prepaid expenses and other non-current assets	7,251	4,477	(5,558)
Settlement of asset retirement obligation	(3,942)	(1,548)	(3,562)
Accounts payable, accrued liabilities, and other long-term liabilities	4,702	(3,132)	20,172
NET CASH PROVIDED BY OPERATING ACTIVITIES	184,884	172,519	147,193
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property and equipment	(366,090)	(311,438)	(224,719)
Acquisitions of property and equipment	(18,110)	(51,377)	(30,346)
Proceeds from sale of property	177,476	26,668	—
Proceeds from property divesture classified as restricted cash	41,590	—	—
Investment in restricted cash related to property divestitures	(24,587)	—	—
NET CASH USED IN INVESTING ACTIVITIES	(189,721)	(336,147)	(255,065)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	169,500	214,500	270,000
Repayments of long-term debt	(169,270)	(50,000)	(155,500)
Additions to deferred financing costs	(42)	(97)	(3,307)
Capital distributions	(539)	(24)	(165)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(351)	164,379	111,028
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(5,188)	751	3,156
CASH AND CASH EQUIVALENTS, beginning of period	6,537	5,786	2,630
CASH AND CASH EQUIVALENTS, end of period	$ 1,349	$ 6,537	$ 5,786
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$ 51,219	$ 50,731	$ 36,853
Cash paid (received) during the period for state taxes	$ (123)	$ 18	$ 124
Change in asset retirement obligations	$ 2,643	$ 854	$ 1,661
Asset retirement obligations assumed, purchased properties	$ 3,002	$ 5,480	$ 1,476
Change in accruals or liabilities for capital expenditures	$ 23,858	$ (14,085)	$ 22,061
Non-cash divestiture of oil and gas properties	$ (34,000)	$ —	$ —

Prices

Below is a table of average hedged and unhedged prices received by the Company.

Hedged - Average Realized Prices	Q4-2014	2014
Natural Gas (per Mcf)	$ 4.55	$ 4.87
Oil (per Bbl)	83.10	93.38
Natural Gas Liquids (per Bbl)	26.40	34.04
Combined realized (per BOE)	61.31	65.62

Unhedged – Average Prices	Q4-2014	2014
Natural Gas (per Mcf)	$ 4.09	$ 4.50
Oil (per Bbl)	71.12	92.27
Combined (per BOE)	53.15	64.20

GAAP to Non-GAAP Reconciliation

Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before interest expense, exploration expense, depletion, depreciation and amortization, impairment of oil and natural gas properties, accretion of asset retirement obligations, tax expense, unrealized settlements of oil and gas derivative contracts and gain/loss on sale of assets. Alta Mesa presents Adjusted EBITDAX because it believes Adjusted EBITDAX is an important supplemental measure of its performance that is frequently used by others in evaluating companies in its industry. Adjusted EBITDAX is not a measurement of Alta Mesa's financial performance under GAAP, and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of Alta Mesa's profitability or liquidity. Adjusted EBITDAX has significant limitations, including that it does not reflect Alta Mesa's cash requirements for capital expenditures, contractual commitments, working capital or debt service. In addition, other companies may calculate Adjusted EBITDAX differently than Alta Mesa does, limiting its usefulness as a comparative measure.

The following table sets forth a reconciliation of net income (loss) as determined in accordance with GAAP to Adjusted EBITDAX for the periods indicated (dollars in thousands):

	Twelve Months Ended		Three Months Ended
	Dec 31,		Dec 31,
	2014	2013	2014	2013
Net Income (loss)	$ 99,200	$ (153,715)	$ 21,795	$ (129,861)
Adjustments to net income (loss):
Provision (benefit) for income taxes	176	0	(111)	0
Interest expense	55,812	55,188	14,190	14,394
Unrealized (gain)/loss - oil & gas hedges	(87,065)	35,327	(78,677)	14,922
Exploration expense	61,914	33,065	17,897	10,691
Depreciation, depletion and amortization	141,804	118,558	39,447	35,011
Impairment expense	74,927	143,166	47,020	114,548
Accretion expense	2,198	2,133	663	781
(Gain)/Loss on sale of assets	(87,520)	2,715	(412)	448
Adjusted EBITDAX	$ 261,444	$ 236,437	$ 61,812	$ 60,934
CONTACT: Lance L. Weaver
         (281) 943-5597
         lweaver@altamesa.net